Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

OPENLOCKER HOLDINGS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

OPENLOCKER HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

1.	The name of the corporation is OpenLocker Holdings Inc. (the “Corporation”). The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 16, 1996.

2.	That by a Unanimous Written Consent of the Corporation’s Board of Directors, dated July 22, 2025, in accordance with Section 141(f) of the DGCL, the following resolution setting forth an amendment to the Corporation’s Certificate of Incorporation, relating to changing the name of the Corporation, was duly adopted by the Board of Directors:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article “FIRST” thereof so that, as amended, said Article “FIRST” shall be and read, in its entirety, as follows:

“FIRST: The name of the corporation is: Crisp Momentum Inc. (the “Corporation”).”

3.	The amendment to the Corporation’s Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.	The foregoing amendment shall be effective as of 12:01 a.m., Eastern Time, on August 27, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by an authorized officer, this 26th day of August, 2025.

OPENLOCKER HOLDINGS, INC.

By:	/s/ Renger van den Heuvel
Name:	Renger van den Heuvel
Title:	Chief Executive Officer

State of Delaware

Secretary of State

Division of Corporations

Delivered 08:24 AM 08/26/2025

FILED 08:24 AM 08/26/2025

SR 20253783453 – File Number 2624514